Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

WageWorks, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-181300) of WageWorks, Inc. (the Company) of our report dated February 25, 2013, with respect to the consolidated balance sheets of WageWorks, Inc. as of December 31, 2011 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, which report appears in the December 31, 2012 annual report on Form 10-K of the Company.

/s/ KPMG LLP

San Francisco, California

February 25, 2013